Exhibit 21.1 - Subsidiaries of the Corporation

                  NAME                        STATE OF FORMATION
--------------------------------------        ------------------
        Jacobs & Company                         West Virginia
        FS Investments, Inc.                     West Virginia
        Triangle Surety Agency, Inc.             West Virginia
        First Surety Corporation                 West Virginia
        Crystal Mountain Water, Inc.             Arkansas